PROFESSIONALLY MANAGED PORTFOLIOS
FIRST AMENDMENT TO THE DISTRIBUTION AGREEMENT
THIS FIRST AMENDMENT dated as of the 24th day of May, 2016, to the Distribution Agreement, dated as of March 1, 2012  (the “Agreement”), is entered into by and between PROFESSIONALLY MANAGED PORTFOLIOS, a Massachusetts business trust (the “Trust”), on behalf of its series, the MUZINICH FUNDS and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the parties to the Agreement desire to amend the Agreement to add the Muzinich Low Duration Fund;

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Amended Exhibit A of the Agreement shall be amended and replaced in its entirety by the Amended Exhibit A (“Amended Exhibit A”) attached herein.

The Agreement, as amended, shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.
PROFESSIONALLY MANAGED PORTFOLIOS	QUASAR DISTRIBUTORS, LLC

By: /s/ Elaine E. Richards	By: /s/ James R. Schoenike
Name: Elaine E. Richards	Name: James R. Schoenike
Title: President	Title: President

Muzinich	1

Amended Exhibit A
to the
Distribution Agreement

Fund Names

Separate Series of Professionally Managed Portfolios

Name of Series	Date Added
Muzinich U.S. High Yield Corporate Bond Fund
Muzinich Credit Opportunities Fund
Muzinich High Income Floating Rate Fund
Muzinich Low Duration Fund	on or after May 24, 2016

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